Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-145311
4.75% Convertible Senior Subordinated Notes due 2014
CUSIP No. 24823QAA5
Dendreon Corporation
Prospectus Supplement dated February 1, 2008
to the Prospectus dated September 7, 2007
     The selling securityholders table on pages 53-55 of the prospectus, as amended, is further amended to add and/or supersede information regarding the following selling securityholders in the prospectus and their respective holdings of 4.75% Convertible Senior Subordinated Notes due 2014:

	Aggregate		Common
	Principal	Percentage of	Stock Owned
	Amount of Notes	Notes	Prior to	Common Stock
Name	that May Be Sold	Outstanding	Conversion	Registered(1)

Eagle Rock Institutional Partners L.P.(2)(3)	$4,000,000	4.7%	—	389,057
Elite Classic Convertible Arbitrage Ltd.(4)	170,000	*	—	16,534
Guggenheim Portfolio Company XXXI, LLC(2)(5)	245,000	*	—	23,829
Whitebox Convertible Arbitrage Partners, LP(2)(5)	2,155,000	2.5	—	209,604
All other holders of notes or future transferees, pledgees, donees or successors of any such holders(6)	1,196,000	1.4	—	116,328

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 97.2644 shares of common stock per $1,000 principal amount of the notes. This conversion rate will be subject to adjustment as described in the prospectus under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	The inclusion of this selling securityholder in the prospectus supplement supersedes the information included in the prospectus.

(3)	Nader Tavakoli has voting power and investment control over the notes owned by this selling securityholder.

(4)	Nathanial Brown and Robert Richardson have voting power and investment control over the notes owned by this selling securityholder.

(5)	Andrew Redleaf has voting power and investment control over the notes owned by this selling securityholder.

(6)	Information about other selling securityholders will be set forth in supplements or amendments to this prospectus, if required.